Joint Venture Agreement

For

Satelinx Tracking Systems (Malaysia) Sdn Bhd

This Joint Venture Agreement is established on 12 day of April, 2005.

This Joint venture agreement is established between:

Satelinx International Inc. (NASDAQ OTC: SLXI)

809 DesLauriers, Ville St., Laurent, Quebec, Canada, H4N 1X3 (Hereinafter to be referred as: "SLXI")

And

1. Mr. Lew Kim Soon

2. Mr. Foo Chee Han

3. Mr. Wong Kim Shin

(Hereinafter to be referred as: ("The Partner(s)")

Whereas:

SLXI and The Partner(s) herein agree to set-up Satelinx Tracking Systems (Malaysia) Sdn Bhd [hereinafter referred to as Satelinx Malaysia] based on a joint venture basis, and all Parties agree to execute this agreement based on the following terms and conditions:-

(1) SLXI & The Partner(s) herein are in agreement to set-up Satelinx Malaysia to provide SLXI's current range of products/services in Malaysia based on the capital funding & shareholding structure as shown in the Phase 1 Funding Table below. SLXI's range of products/services shall include the vehicle & personal tracking, security, anti-theft and fleet management services plus housing security & anti-theft services, , but shall not be limited to include any future products/services that SLXI may introduce from time to time in the future.

Phase 1 Funding (US$0.20 per Share)
Shareholders	Initial Paid-Up	Total Shares	Percent	In Cash	In Kind	SLXI Share Trade-Off
	US$	Nos.	%	US$	US$	(Shares)
SLXI	1,020,000	5,100,000	51	0	1,020,000	1,428,571 SLXI Shares
Lew Kim Soon	475,000	2,375,000	25	500,000	0	0
Foo Chee Han	266,000	1,330,000	14		250,000	0
Wong Kim Shin	190,000	950,000	10	0	181,000	0
Strategic Partner	49,000	245,000		0	49,000	0
Total	2,000,000	10,000,000	100	500,000	1,500,000	1,428,571

(2) The In-Kind for SLXI means the technical Shares for SLXI to provide the control center application software and hardware, the integration know-how for the installation, testing. commissioning and the operation of control center to be based in Kuala Lumpur or Penang including the value-add from SLXI's corporate status/image as an OTC/OTC (BB) entity listed at the NASDAQ market plus the contribution to provide 1,428,571 SLXI shares in 24 months restriction to Mr. Lew Kim Soon as the guarantee for his initial seed fund of US$ 500,000 for Satelinx Malaysia.

(3) The In-Kind for Mr. Foo Chee Han and Mr. Wong Kim Shin means the Technical Shares for the ;(i) provision of a local joint venture structure of Satelinx Malaysia, (ii) provision of local marketing network and sales efforts in Malaysia at the targeted order of 10,000 units of AVL to be sold or to create a net profit before tax of US$ 150,000 within the first 15 months commencing from the date of the full commissioning of the control center.

(4) The In-Kind for Strategic Partner (to be named) means the Technical Shares for introducing the products & services Satelinx Malaysia to major car manufacturers.

(5) The Share Trade Off  means that SLXI will use its shares (IPO at NASDAQ OTC) in terms of 24 months restriction to Mr. Lew Kim Soon based on the value of US$ 0.35 per share of which to be guaranteed to be bought back by SLXI at the end of 12 months at the value of US$ 1.00 per share to be mutually agreed between SLXI & Mr. Lew Kim Soon or to be bought back by SLXI at the end of 24 months at the value of US$ 2.00 per share on MR. Lew Kim Soon's option, it means that SLXI will issue 1,428,571 shares of its 24 months restricted common stocks to Mr. Lew Kim Soon for his injection of US$ 500,000 cash into Satelinx Malaysia.

(6) The share allocation of Satelinx Malaysia shall be distributed and registered in the names of the respective parties as shareholders in accordance to the Phase 1 Funding table as shown under item (1) above within 20 (twenty) days after this joint venture agreement is signed.

(7) Mr. Lew Kim Soon herewith agree to inject the seed fund of US$ 500,000 into Satelinx Malaysia within 30 (thirty) days or earlier after this joint venture agreement is signed.

(8) The parties herein agree to jointly study the possibilities of phase 2 funding in proceeding with IPO for Satelinx Malaysia via Reverse-Take-Over in the NASDAQ or direct filing to Singapore or Hong Kong Stock Exchange at an appropriate time when the company meets the listing requirements for the intended market placement.

(9) The Obligations of SLXI shall be as follows:

a)

To provide a full-fledge control center application software & hardware.

b)

To provide the software & hardware integration services.

c)

To provide the overall control center design that is similar with Montreal.

d)

The establishment of the control center in Kuala Lumpur or Penang, Malaysia.

e)

The operations & maintenance of the control center in Malaysia.

f)

To assist & facilitate marketing activities in Malaysia.

g)

To advise where appropriate in the administrations & management of Satelinx

      Malaysia.

h)   To support Satelinx Malaysia with SLXI's Global product branding through its listed corporate status/image as an OTC entity at NASDAQ.

i)    To provide the initial supply of AVL, Personal Tracker & Home Security subject to mutually agreed pricing & payment terms.

10) The obligations of The Partner(s) shall be as follows:

a)

To provide the initial cash funding.

b)

To provide the local Malaysian digitized mapping data.

c)

To provide local marketing networks in Malaysia.

d)

To handle marketing activities in Malaysia.

e)

To handle marketing strategy & execution in Malaysia.

f)

To handle the administrations & management of Satelinx Malaysia; but shall keep SLXI informed on key issues and policy matters.

g)

To provide local strategic marketing partners in Malaysia such as the insurance groups, GSM/GPRS carriers, car/motorcycle/auto parts manufacturers or dealers, networks, security agencies and major corporate fleets.

h)

To provide local banking relations in order to provide necessary local credit line against local orders received.

(11) The parties herein agree to study the possibilities to re-locate the manufacturing of Satelinx's AVL unit to Malaysia once the number of installation reached 30,000 units OR at any time when it becomes cost effective to do so locally; and it is further agreed that design changes where appropriate shall be made to the AVL unit in response to an ever changing consumer demand and requirements in order for the company to sustain its business in the long term by maintaining products that are relevant in a highly globalized and competitive market environment.

(12) The parties herein agree to put in place a technology road-map for the company to ensure the long term sustainability of the business in terms of software capabilities and functionalities that will be recognized as globally relevant in order to realize its dream of becoming a global leader for the company's business.

(13) The priced of AVL, Personal Tracker & Home Security Device shall be competitive for Satelinx Malaysia to support its market penetration efforts of creating a critical mass by working with car manufacturers

(14) The board of Satelinx Malaysia should have 7 (seven) Board Directors of which SLXI should nominate 4 (four) Board Directors & The partner(s) should nominate 3 (three) Board Directors. As a matter of operational effectiveness in expediting the rollout of the company's business, the parties herein agreed to have an initial 3 (three) members board comprising of Mr. Wong Kim Shin, Mr. Foo Chee Han and Mr. Mah Chee Wah (representing Mr. Lew Kim Soon) to facilitate compliance to the Companies Act in terms of opening bank accounts, application for MSC status, initiating appropriate changes to the shareholding structure based on this agreement and any other necessary statutory compliances, which would required board resolutions deemed necessary in moving forward with rollout efforts. Appointment of SLXI's representative to the board would be done within 60 (sixty) days from the date of this agreement.

(15) The Board Chairman of Satelinx Malaysia to be appointed by SLXI of which is preferred to be Sam Grinfeld.

(16) As management and Marketing is critical to the success of Satelinx Malaysia, no business plans can be translated into actual results or performance without the right personnel with the right connections, business trust and relationship which comes only with many years of investing in business networking; hence the appointment of a Managing Director (Mr. Wong Kim Shin) of which to be the executive officer for the entire operations of Satelinx Malaysia  with assistances from the Board of Directors and a Chief Marketing Officer (Mr. Foo Chee Han) with the right knowledge, skills and experiences to handle (a) financial management (b) motor manufacturers (c) financial institutions (d) insurance companies (e) tow truck operators  and (f) retail marketing is imperative. The parties herein agree to appoint the MD and CMO at a remuneration package deemed necessary for the right candidate commencing from 1 May, 2005.

(17) An operations bank account would be opened to facilitate injection of seed fund of US$500K of which to be operated by way of a single signatory from the initial Board of Directors. As and when the full Board of Directors is appointed, a main banking account would be opened for purpose of keeping excess funds not needed by operations ; this account would be operated by way of 2 (two) joint signatures to be decided by the Board of Directors. The quantum of operation funds required to facilitate a smooth operation would be decided by the Board of Directors.

(18) A financial report would be required ro be furnished to the Board of Directors on weekly basis.

(19) In principle, it is agreed by the parties that there should be a business bonus plan to set aside 10% of the net profit of Satelinx Malaysia to be distributed as deemed fit based on Management recommendation with consent from the Board of Directors.

(20) The control center in Kuala Lumpur or Penang, Malaysia to be established as mutually understood within 60 (sixty) days from the date of executing the JV agreement in order to launch the pilot run and full operation.

(21) This Joint Venture Agreement shall be valid as long as Satelinx Malaysia is still in operation in Malaysia.

(22) Governing Law and language- This agreement is made in accordance with and shall be governed and construed under the laws of Singapore. This Agreement has been negotiated and executed in the English language, and the rules of construction and definitions of the English language shall be applied in interpreting this Agreement. Unless otherwise specifically rehired hereunder, all notices and other communications required or permitted under this Agreement shall be written in the English language.

(23) This document and any schedule/exhibits attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representatoins are hereby terminated and canceled in their entirety and are of no further force and effect.

(24) If any provisions of this Agreement, or any portion thereof, are held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

This Joint Venture Agreement is officially signed by the following parties:

Satelinx international Inc. (NASDAQ OTC: SLXI)

By: /s/ Jason Hu

Jason C.C. Hu (ROC Passport No. 132666930)- Board Director & Executive Vice President with full authorization from SLXI Chairman/President & CEO, Mr. Sam Grinfeld (Copy of official authorization letter dated 05 April 2005 is attached)

Signed on the 12 day of April 2005.

The Partner(s).....Authorized Signature

By:

/s/ Lew Kim Soon

1.

Mr. Lew Kim Soon   (Singapore NRIC: S1254364F)

                             /s/ Foo Chee Han

2.

Mr. Foo Chee Han    (Malaysian NRIC: 510416-01-5119)

                             /s/ Wong Kim Shin

3.

Mr. Wong Kim Shin (Malaysian NRIC: 550407-05-5051)

________________________________________________________________________

Signed on the 12 day of April 2005.